Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:
John Millerick
Senior Vice President & CFO
(978) 977-3000

Paul M. Roberts
Director of Communications
(978) 977-3000, x3213

Analogic Corporation Reports Results for Its Second Quarter 2005

PEABODY, MA (March 10, 2005) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, announced today results for its second quarter ended January 31, 2005.

Revenues for the second quarter ended January 31, 2005, were $84,316,000, compared with the prior year’s second quarter revenues of $92,641,000, a decrease of 9%. The net loss for the second quarter was $3,710,000, or a $0.27 net loss per diluted share. This compares with a net income of $4,911,000, or $0.37 per diluted share, for the prior year’s second quarter.

Revenues for the six months ended January 31, 2005, were $168,407,000, compared with the prior year’s six-month revenues of $164,350,000, an increase of 2%. The net loss for the six-month period was $3,545,000, or a $0.26 net loss per diluted share, compared with a profit of $3,310,000, or $0.25 per diluted share, for the same period a year ago.

Sales of the Company’s clinical ultrasound systems, advanced data acquisition systems for computed tomography, and power systems for magnetic resonance imaging surpassed the prior year’s very strong second quarter. Sales of cardiac information management systems, patient monitors, and digital radiography detector plates and systems, however, declined from their strong performance a year earlier.

John Wood, President and CEO, commented, “The results for the quarter did not meet our original expectations. Sales were lower than expected in several areas. Camtronics sales slowed noticeably during the period. Sales of Digital Radiography (DR) systems through our ANEXA subsidiary and DR subsystems through our Anrad subsidiary were also slower than originally expected during the quarter, and shipments of patient monitors to a leading OEM customer were not as robust as anticipated.”

Operating costs were somewhat higher for the quarter due to our continuing investment in research and development. The investment required to develop a new generation of selenium technology for digital radiography has been greater than anticipated. In addition, we accelerated development of a new generation of medical CT systems. General and Administrative costs were also up, primarily due to expenses incurred in connection with the review of Camtronics’ revenue recognition procedures.

Wood said that while this quarter has clearly been a disappointment, we believe we are on the right course. ANEXA and Anrad exhibited at the world’s largest radiology trade show during the quarter, introducing several major products, including the SyneRad™ OMNI DR system and the GR17 detector plate, respectively. ANEXA’s OMNI uses the GR17, the selenium detector with the largest image area in the industry. These products are not scheduled to ship in production volumes until the fourth quarter. Digital radiography continues to offer us many opportunities. The first operating prototype of a new generation of CT systems recently produced its first images. Security system sales should be stronger for the next several quarters. During the first quarter we received a $26,000,000 order for EXACT systems to be shipped during calendar 2005. Shortly after the close of the second quarter, however, we received an additional $25,000,000 order for EXACT systems to be delivered by February 2006, and a request to fulfill the first order by the end of June 2005.

We are confident of opportunities for substantial long-term growth in security. The explosives detection system upgrade kit Analogic is developing with Lockheed Martin under a Transportation Security Administration (TSA) grant is scheduled for certification testing in the near future. The COBRA checkpoint security system, which we have developed independently, is expected to go into government field trials within the next several months. Meanwhile, we continue work under another TSA grant to develop a new generation of explosives detection systems scheduled for delivery in fiscal 2007. During the quarter, the TSA awarded Analogic a cooperative agreement in support of its Manhattan II project. This project seeks to identify and support the development of revolutionary technologies into deployable systems that will provide significantly enhanced automatic threat-detection and discrimination capabilities for scanning checked luggage carried on board aircraft and other security applications. The Manhattan II system is targeted for delivery in 2011.

“We are not pleased with the results for this quarter,” said Wood, “but we remain confident that our aggressive development of a number of new medical and security imaging systems will complement the growth in our subsystems business and provide the basis for substantial long-term growth for the Company.”

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, Cardiovascular Information Management, and Embedded Multiprocessing.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of March 10, 2005. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 10, 2005.

Condensed Consolidated Statements of Operations (in thousands, except share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Net Revenue:
Product	$79,201	$86,896	$155,287	$149,573
Engineering	3,169	4,000	8,409	10,596
Other	1,946	1,745	4,711	4,181
Total net revenue	$84,316	$92,641	$168,407	$164,350
Cost of sales:
Product	47,494	49,833	94,633	88,508
Engineering	3,480	2,132	7,542	4,936
Other	1,280	1,140	2,718	2,349
Total cost of sales	52,254	53,105	104,893	95,793
Gross margin	32,062	39,536	63,514	68,557
Operating expenses:
Research and product development	15,272	14,482	29,209	29,785
Selling and marketing	9,841	9,795	18,728	17,819
General and administrative	10,662	10,081	20,655	18,554
Asset impairment charges	947	—	947	—
Total operating expenses	36,722	34,358	69,539	66,158
Income (loss) from operations	-4,660	5,178	-6,025	2,399
Other (income) expense:
Interest income	-1,029	-962	-1,885	-2,086
Interest expense	5	119	21	192
Equity (gain) loss in unconsolidated affiliates	356	-158	239	-1
Other	12	101	-580	-5
Total other (income) expense	-656	-900	-2,205	-1,900
Income (loss) before income taxes	-4,004	6,078	-3,820	4,299
Provision (benefit) for income taxes	-294	1,167	-275	989
Net income (loss)	-3,710	4,911	-3,545	3,310
Earnings (loss) per common share:
Basic	-$0.27	$0.37	-$0.26	$0.25
Diluted	-0.27	0.37	-0.26	0.25
Dividends declared per share	$0.08	$0.08	$0.16	$0.16
Shares outstanding:
Basic	13,545	13,412	13,534	13,397
Diluted	13,545	13,464	13,534	13,505

Condensed Consolidated Balance Sheets (in thousands)

	January 31,	January 31,
	2005	2004
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$225,500	$176,637
Accounts and notes receivable, net	48,742	55,498
Inventories	70,339	65,952
Other current assets	21,429	30,034
Total current assets	366,010	328,121
Property, plant and equipment, net	91,443	91,077
Other assets	27,938	32,873
Total Assets	$485,391	$452,071
Liabilities and Stockholders’ Equity:
Notes payable and other	$207	$962
Accounts payable	22,274	21,707
Accrued liabilities	20,264	21,380
Advance payments and deferred revenue	40,322	32,406
Accrued income taxes	2,876	5,791
Deferred income taxes	5,822	—
Total current liabilities	91,765	82,246
Obligations under capital lease	87	155
Deferred revenue	1,711	1,459
Deferred income taxes	2,191	810
Total long term liabilities	3,989	2,424
Stockholders’ Equity	389,637	367,401
Total Liabilities and Stockholders’ Equity	$485,391	$452,071